AMENDMENT TO
JOHN HANCOCK CLOSED END FUNDS
SERVICE AGREEMENT
FOR
TRANSFER AGENT SERVICES
January 27, 2012

THIS AMENDMENT (this “Amendment”) dated January 27, 2012 to the Service Agreement for Transfer Agent Services dated June 1, 2002, as amended (the “Agreement”), is entered into among Computershare Shareowner Services LLC (formerly known as Mellon Investor Services LLC), a New Jersey limited liability company (“Agent”), and John Hancock Bank and Thrift Opportunity Fund, John Hancock Hedged Equity & Income Fund, John Hancock Income Securities Trust, John Hancock Investors Trust, John Hancock Preferred Income Fund, John Hancock Preferred Income Fund II, John Hancock Preferred Income Fund III, John Hancock Premium Dividend Fund, John Hancock Tax-Advantaged Dividend Income Fund and John Hancock Tax-Advantaged Global Shareholder Yield Fund, each a Massachusetts Business Trust (collectively, the “Clients”).
WHEREAS, Agent and the Clients desire to amend the Agreement as provided in this Amendment.
NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	Amendment to Agreement

Exhibit D to the Agreement is hereby amended by: (i) replacing “Direct Purchase & Dividend Reinvestment Services” under “Additional Services Provided by Mellon” with “Direct Purchase and Dividend Reinvestment Services Fees are set forth on Schedule 1 to Exhibit D” and (ii) by adding the attached Schedule 1 to Exhibit D. For the avoidance of doubt, the attached Schedule 1 to Exhibit D replaces Exhibit 1 executed among the parties on April 26, 2011.

2.	Term of the Amendment. This amendment shall become effective upon due execution and delivery by the parties hereto, and shall remain in effect for so long as the Agreement shall remain in effect.

3.	Ratification. Except as expressly set forth herein, the Agreement is not modified hereby and shall remain in full force and effect in accordance with the respective provisions thereof and is in all respects ratified and affirmed.

4.	Partial Invalidity. If any provision of this Amendment is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Amendment as a whole, but this Amendment shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

5.	Counterparts. This Amendment may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.

COMPUTERSHARE SHAREOWNER SERVICES LLC
By:	/s/ Lynore LeConche
	Name:	Lynore LeConche
	Title:	Relationship Manager

JOHN HANCOCK BANK AND THRIFT OPPORTUNITY FUND
JOHN HANCOCK HEDGED EQUITY & INCOME FUND
JOHN HANCOCK INCOME SECURITIES TRUST
JOHN HANCOCK INVESTORS TRUST
JOHN HANCOCK PREFERRED INCOME FUND
JOHN HANCOCK PREFERRED INCOME FUND II
JOHN HANCOCK PREFERRED INCOME FUND III
JOHN HANCOCK PREMIUM DIVIDEND FUND
JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND
JOHN HANCOCK TAX-ADVANTAGED GLOBAL SHAREHOLDER YIELD FUND

By:	/s/ Salvatore Schiavone
	Name:	Salvatore Schiavone
	Title:	Treasurer of the Funds listed Above

Schedule 1 to Exhibit D
INVESTOR PLAN SERVICES FEE SCHEDULE

Item	Amount	Note	Paid By [1]
Plan Set Up Fee	$	Per Fund	Company
Fulfillment Processing	$	Per request [2]	Company
Reinvestment Trading Fee	$	Per share	Participant
Purchase of Additional Shares By	$	Per investment	Participant
check	$	Per investment
By Electronic Transfer Trading Fee	$	Per share

Sale of Shares [3]	$		Participant Per share
Trading Fee	$

Safekeeping

Duplicate Statement — Prior Year

Insufficient Funds or Rejected Automatic Debit	$	Per check or debit i Participant

Other services including (but not limited to): Certificate Issuance Transfer of Shares			Company

Out of Pocket Expenses including (but not limited to): Forms/Brochures, Postage, 800 Number, etc.			Company
Notes

Note 1	Fees could be:
“P”, Participant Paid or “C”, Company Paid.

Note 2	Documents on Demand (DoD) — Paper based fulfillment processing (including all materials and processing such as, printing, postage, stationery, telephone request, etc., when applicable)

Note 3	Including sales of fractional shares upon termination from plan.

D-1